Exhibit 2.6

AGREEMENT

AMONG

PROSPECT MEDICAL GROUP, INC.,

PROSPECT NWOC MEDICAL GROUP, INC.,

PROSPECT MEDICAL SYSTEMS, INC.,

NORTHWEST ORANGE COUNTY MEDICAL GROUP, INC.,

SHAREHOLDERS OF NORTHWEST ORANGE COUNTY MEDICAL GROUP, INC.,

AND

HARRIMAN-JONES MEDICAL GROUP, INC.

November 19, 2003

AGREEMENT

This Agreement (the “Agreement”) is entered into this 19th day of November, 2003 by, between and among Prospect Medical Group, Inc., a California professional corporation (“Prospect”), Prospect NWOC Medical Group, Inc., a California professional corporation and wholly-owned subsidiary of Prospect (“Sub”), Prospect Medical Systems, Inc., a Delaware corporation and an affiliate of Prospect (“Systems”), Northwest Orange County Medical Group, Inc., a California professional corporation (“Northwest”), Bharat Patel, M.D., Pratibha Patel, M.D., Glen Fukumura, M.D., Tesfaye Leka, M.D., and Tom MacKenzie, M.D., as nominee shareholders of Northwest (each, a “Shareholder”, collectively, the “Shareholders”), and Harriman-Jones Medical Group, Inc., a California professional corporation (“Harriman-Jones”).  Prospect, Sub and Systems are collectively referred to herein as the “Prospect Parties” and Northwest, the Shareholders and Harriman-Jones are collectively referred to herein as the “Northwest Parties”.

RECITALS

A.                                   WHEREAS, Northwest is a licensed California professional corporation that operates as an independent practice association and, as such, contracts with physicians (“Northwest Provider Contracts”) to provide professional medical services to patients (“Northwest Enrollees”) through contracts with health plans commonly referred to as “shared risk contracts” (as defined in Section 2.13) (“Northwest Shared Risk Contracts”) and contracts with health plans commonly referred to as “full risk contracts” (as defined in Section 2.13) (“Northwest Full Risk Contracts”).

B.                                     WHEREAS, Harriman-Jones is a California professional corporation which operates as a medical group and additionally, provides management and administrative services to Northwest pursuant to the Northwest Management Agreement (as defined in Section 4.3).

C.                                     WHEREAS, the Shareholders are the owners of record of all the issued and outstanding shares of common stock of Northwest and each Shareholder is also a shareholder of Harriman-Jones.

D.                                    WHEREAS, the Shareholders are each a party, or a successor of a party by means of their purchase of stock from a predecessor shareholder of Northwest, to various documents with Harriman-Jones and/or a physician designated by Harriman-Jones, including, but not limited to, an option agreement granting the right to purchase all the shares of common stock in Northwest to a physician designated by Harriman-Jones (the “Option Agreement”), an agreement of accommodation and future assignment of rights which requires the physician serving as optionee under the Option Agreement to transfer his interest in the Option Agreement to any future designee of Harriman-Jones (“Accommodation/Assignment Agreement”), an agreement restricting transfer of shares between Northwest and Northwest’s shareholders, which, among other things, requires that Harriman-Jones receive prior notice of any decision of a shareholder to transfer his shares, and allows the transfer of such shares only to persons who are shareholders of Harriman-Jones who have been approved by Harriman-Jones for purchase (the “Agreement Restricting Transfer of Shares”).

E.                                      WHEREAS, as a result of the arrangement between Harriman-Jones and the Shareholders, Harriman-Jones deems itself the beneficial owner of the shares of Northwest and has, for many purposes, treated Northwest as, in essence, a subsidiary of Harriman-Jones, including, but not limited to, filing consolidated tax returns wherein the parent/sub relationship is deemed to exist for tax purposes.

F.                                      WHEREAS, Prospect is a licensed California professional corporation that operates as an independent practice association and, as such, contracts with physicians to provide professional medical services to patients through capitated contracts with health plans and is managed by its affiliate, Systems.

G.                                     WHEREAS, Sub is a subsidiary of Prospect.

H.                                    WHEREAS, the parties intend that, subject to the terms and conditions hereinafter set forth, Northwest shall be merged with and into Sub, with Sub as the surviving corporation and continuing as a subsidiary of Prospect (the “Merger”), pursuant to an Agreement of Merger substantially in the form attached hereto as Exhibit A (the “Agreement of Merger”) and the applicable provisions of the laws of the State of California, with future management of the surviving corporation to be provided by Systems.

I.                                         WHEREAS, in order that Systems provide management to Sub as the surviving corporation following the Merger, it is necessary that the Northwest Management Agreement be terminated concurrently with the Merger.

J.                                        WHEREAS, the Board of Directors of each of Prospect, Sub and Northwest deems it advisable and in the best interests of their respective shareholders to consummate, and have approved, the Merger.

K.                                    WHEREAS, pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of capital stock of Northwest shall be converted into the right to receive cash as provided in Section 1.7 hereof.

L.                                      WHEREAS, the Board of Directors of Northwest has (i) determined that the consideration to be paid to the Shareholders for each Northwest Share (as defined in Section 1.7(a)) in the Merger held by them is fair to and in the best interests of such Shareholders, (ii) approved this Agreement and the transactions contemplated hereby and (iii) recommended to such Shareholders that they approve the Merger and this Agreement.

M.                                 WHEREAS, as consideration for the agreement of Harriman-Jones to terminate the Northwest Management Agreement concurrently with the Merger, Harriman-Jones shall have the right to receive a cash payment from Systems as provided in Section 1.2 hereof;

N.                                    WHEREAS, the Board of Directors of Harriman-Jones has (i) determined that the consideration being paid to Harriman-Jones by Systems to terminate the Northwest Management Agreement is fair and in the best interests of Harriman-Jones and (ii) that the consideration being paid to the Shareholders is fair and in the best interest of Harriman-Jones as beneficial owner of the Shareholders’ Northwest Shares, and (iii) approved this Agreement and the transactions contemplated hereby.

O.                                    WHEREAS, the parties to this Agreement desire to make certain representations and warranties and other agreements in connection with the transactions contemplated by this Agreement (the “Transactions”).

AGREEMENT

NOW, THEREFORE, in reliance on the foregoing recitals and in and for the consideration and representations, warranties, agreements and covenants set forth herein, the parties hereto hereby agree as follows:

ARTICLE 1

THE MERGER;

TERMINATION OF THE NORTHWEST MANAGEMENT AGREEMENT

1.1                                 The Merger.  At the Effective Time (as defined in Section 1.3) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Corporations Code of the State of California (the “California Code”), Northwest shall be merged with and into Sub, the separate corporate existence of Northwest shall cease and Sub shall continue as the surviving corporation and as a wholly-owned subsidiary of Prospect.  Sub as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation”.

1.2                                 Termination of the Northwest Management Agreement.  At the Effective Time (as defined in Section 1.3) and subject to and upon the terms and conditions of this Agreement, the Northwest Management Agreement shall be deemed terminated and of no further force and effect.  As consideration for the termination of the Northwest Management Agreement, Harriman-Jones shall receive, at the Effective Time, a cash payment from Systems (the “Termination Consideration”) equal to One Million Nine Hundred Fifty Thousand Dollars ($1,950,000).

1.3                                 Effective Time.  Unless this Agreement is earlier terminated pursuant to Section 9 hereof, the closing of the Merger (the “Closing”) will take place on January 31, 2004, subject to the satisfaction or waiver of the conditions set forth in Article 6, at the offices of Miller & Holguin, 1801 Century Park East, 7th Floor, Los Angeles, California, unless another place or time is agreed to by the parties.  The date upon which the Closing actually occurs is herein referred to as the “Closing Date”.  On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing the Agreement of Merger and any required officer’s certificates with the Secretary of State of the State of California in accordance with the relevant provisions of applicable law.  The date and time the Merger becomes effective in accordance with the provisions of the California Code is the “Effective Time”.   Without limiting any of the provisions in this Section 1.3 or elsewhere in this Agreement, the parties have agreed that the Effective Time shall occur on the Closing Date.  In order to facilitate this agreement, the parties shall, at least five (5) days before the Closing Date, pre-clear the Agreement of Merger and any required officer’s certificates with the Secretary of State of the State of California and make any changes to such documents as is necessary to ensure their sufficiency in form for filing on the Closing Date with the Secretary of State.

1.4                                 Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the California Code.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Northwest and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Northwest and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.5                                 Articles of Incorporation; Bylaws.

(a)          Unless otherwise determined by Prospect prior to the Effective Time, at the Effective Time, the Articles of Incorporation of Sub shall be the Articles of Incorporation of the Surviving Corporation; provided, however, that Article I of the Articles of Incorporation of the Surviving Corporation shall be amended to read as follows:  “The name of the corporation is Prospect Northwest Orange County Medical Group”.

(b)         The Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

1.6                                 Directors and Officers.  The director(s) of Sub immediately prior to the Effective Time shall become the director(s) of the Surviving Corporation at the Effective Time, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.  The officers of Sub immediately prior to the Effective Time shall become the officers of the Surviving Corporation at the Effective Time, each to hold office in accordance with the Bylaws of the Surviving Corporation.

1.7                                 Merger Consideration: Effect on Capital Stock.  Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Prospect, Sub, Northwest or the holder of any shares of Northwest capital stock the following shall occur:

(a)          Conversion of Northwest Shares.  Each share of Northwest capital stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined and to the extent provided in Section 1.8(a)) (each, a “Northwest Share”, collectively, the “Northwest Shares”) will be canceled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such Northwest Share in the manner provided in Section 1.9, an amount of cash (the “Merger Consideration”) equal to Fifty Thousand Dollars ($50,000) divided by the number of Northwest

Shares outstanding at the Effective Time (on a fully diluted basis giving effect to any options, warrants or other rights to acquire Northwest shares issued and outstanding at the Effective Time).

(b)         Capital Stock of Sub.  Each share of capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of capital stock of the Surviving Corporation.  Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

1.8                                 Dissenting Shares.

(a)          Notwithstanding any provision of this Agreement to the contrary, any Northwest Shares held by a holder who has demanded and perfected dissenters’ rights for such shares in accordance with the California Code and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters’ rights (“Dissenting Shares”), shall not be converted into or represent a right to receive cash pursuant to Section 1.7, but the holder thereof shall only be entitled to such rights as are granted by the California Code.

(b)         Notwithstanding the provisions of subsection (a), if any holder of Northwest Shares who demands dissenters’ rights with respect to such shares under the California Code shall effectively withdraw or lose (through failure to perfect or otherwise) such dissenters’ rights, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive cash as pursuant to Section 1.7, without interest thereon, upon surrender of the certificate representing such shares.

(c)          Northwest shall give Prospect (i) prompt notice of any written demands of dissenters’ rights with regard to any Northwest Shares, withdrawals of such demands, and any other instruments served pursuant to the California Code and received by Northwest and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for dissenters’ rights under the California Code.  Northwest shall not, except with the prior written consent of Prospect voluntarily make any payment with respect to any demands for dissenter’s rights with regard to Northwest Shares or offer to settle or settle any such demands.

1.9                                 Earnest Money Deposit; Escrow Holder.

Prospect shall deposit One Hundred Thousand Dollars ($100,000) (“Deposit”) with an escrow holder mutually acceptable to the Prospect Parties on the one hand, and the Northwest Parties on the other hand (the “Escrow Holder”).  The Deposit shall be made within one (1) business day of the execution of escrow instructions agreeable to all of the Prospect Parties, the Northwest Parties and the Escrow Holder.  On or prior to the Closing Date, Prospect shall deposit the balance of the Merger Consideration and Termination Consideration constituting One Million Nine Hundred Thousand Dollars ($1,900,000), with the Escrow Holder.  The Deposit shall be applied as a credit to the Merger Consideration and Termination Consideration.  Should the Merger not be consummated and the Agreement terminated pursuant to the provisions of Section 9.1 of this Agreement, the Northwest Parties shall be entitled to receipt of the Deposit and the Prospect Parties agree to execute joint instructions to the Escrow

Holder directing the same.  Should the Merger not be consummated and this Agreement terminated for any reason other than that set forth in Section 9.1 of this Agreement, Prospect shall be entitled to a return of the Deposit and the Northwest Parties agree to execute joint instructions to the Escrow Holder directing the same.  The Prospect Parties and the Northwest Parties agree to initially approach Comerica Bank to serve as Escrow Holder and seek to use the form of Escrow Agreement attached to this Agreement as Exhibit B (the “Escrow Agreement”).  The Northwest Parties and the Prospect Parties agree to negotiate in good faith with Comerica Bank to serve as Escrow Holder and to accommodate Comerica Bank’s reasonable comments to the Escrow Agreement.  Should Comerica Bank refuse to service as Escrow Holder or should Comerica Bank demand unreasonable changes to the Escrow Agreement (as determined in good faith by the Prospect Parties and the Northwest Parties), then the Prospect Parties and the Northwest Parties shall promptly, using commercially reasonable good diligence, attempt to secure another Escrow Holder mutually acceptable to both.

1.10                           Surrender of Certificates.

(a)          Exchange Procedures.  Each holder of record of a certificate or certificates (the “Certificates”) which, immediately prior to the Effective Time, represented outstanding Northwest Shares and whose shares were converted into the right to receive cash pursuant to Section 1.7, as set forth on Schedule 2.6 hereto, shall surrender his or her Certificate to, along with other documentation required by, the Escrow Holder in exchange for receipt of such holder’s pro-rata share of the Merger Consideration.  Upon surrender of a Certificate for cancellation to the Escrow Holder, together with such other documentation required by the Escrow Holder, the holder of such Certificate shall be entitled to receive promptly thereafter in exchange therefore the amount of cash to which such holder is entitled under Section 1.7 in respect of the Northwest Shares represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled.  Until so surrendered, each outstanding certificate that, prior to the Effective Time, represented Northwest Shares, will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the applicable cash amount specified above, without interest.

(b)         No Liability.  Notwithstanding anything to the contrary in this Section 1.9, none of Prospect, the Surviving Corporation or any party hereto shall be liable to a holder of Northwest Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.11                           No Further Ownership Rights in Northwest Shares.  All cash paid upon the surrender for exchange of Northwest Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Northwest Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Northwest Shares which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article 1.

1.12                           Lost, Stolen or Destroyed Certificates.  As provided in the Escrow Agreement, in the event any certificates evidencing Northwest Shares shall have been lost, stolen or destroyed, the Escrow Holder shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such cash, if any, as may be required pursuant to Section 1.7, provided, however, that Escrow Holder may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Escrow Holder or Prospect with respect to the certificates alleged to have been lost, stolen or destroyed.

1.13                           Required Withholding.  As provided in the Escrow Agreement, the Escrow Holder shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Northwest Shares such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended or under any provision of state, local or foreign tax law or under any other applicable legal requirement.  To the extent such amounts so deducted or withheld are paid to the appropriate governmental entity, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

1.14                           Tax and Accounting Consequences.  Each party has consulted with its own tax advisors and accountants with respect to the tax and accounting consequences, respectively, of the Merger.

1.15                           Unclaimed Merger Consideration.  Any portion of the Merger Consideration made available by the Escrow Holder as described in this Article 1 and not exchanged for Northwest Shares or otherwise claimed by the Shareholder Representative pursuant to the Escrow Agreement, within nine (9) months after the Effective Time pursuant to Section 1.9 above, shall be transferred to Prospect in accordance with the terms of the Escrow Agreement, subject to the rights of holders of unsurrendered Certificates under this Article 1.  Thereafter such holders shall be entitled to look to Prospect and the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them.

1.16                           Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Northwest and Sub, the officers and directors of Northwest and Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES
OF THE NORTHWEST PARTIES

In order to induce the Prospect Parties to enter into this Agreement and to consummate the transactions contemplated herein, Northwest, the Shareholders and Harriman-Jones, jointly and severally, make the representations and warranties set forth in this Article 2.  All representations and warranties of the Shareholders are deemed to be qualified by “to the best of such Shareholder’s knowledge”.   All representations and warranties of Northwest and Harriman-Jones on the other hand are guarantees of the statements made therein and have no applicable knowledge standard except as may be specifically provided to the contrary in the text of such representation and/or warranty.

2.1                                 Organization; Subsidiaries.

(a)                                  Northwest.  Northwest is a professional corporation duly organized, validly existing and in good standing in the State of California.  Northwest has all requisite corporate power and authority to own, lease, and operate its assets and to carry on its business as now being conducted.  Northwest has no partially-owned or wholly-owned subsidiaries.

(b)                                 Harriman-Jones.  Harriman-Jones is a professional corporation duly organized, validly existing and in good standing in the State of California.  Harriman-Jones has all requisite corporate power and authority to own, lease, and operate its assets and to carry on its business as now being conducted.

2.2                                 Minute Book and Stock Records.  The minute books and stock records of Northwest are complete and accurate in all material respects and all signatures included therein are the genuine signatures of the persons indicated as signing.  True, correct and complete copies of Northwest’s minute books and stock records, including Northwest’s Articles of Incorporation and Bylaws and all amendments to both, have been previously delivered to Prospect.  Northwest is not in default under or in violation of any provision of its Articles of Incorporation or its Bylaws.

2.3                                 Authorization.  Each of Northwest and Harriman-Jones has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  Each Shareholder has the power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  All actions on the part of the Northwest Parties necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including all necessary approvals by the shareholders of Northwest, have been or will be taken prior to the Closing Date, and this Agreement (including exhibits, schedules and the ancillary agreements) constitutes the legal, valid and binding obligation of each of the Northwest Parties, enforceable against them in accordance with its terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy, insolvency, fraudulent conveyance, or other laws affecting creditor’s rights generally, and except as enforceability is subject to general principles of equity.

2.4                                 No Consent Required.  Except as set forth on Schedule 2.4, neither the execution and delivery of this Agreement by the Northwest Parties nor the performance by them of their obligations under this Agreement requires the consent, approval, order or authorization of, or registration, declaration or filing with any governmental entity or any third party that will not have been obtained and delivered to the Prospect Parties prior to the Closing Date except for the filing of the Agreement of Merger and related officer’s certificates with the Secretary of State of the State of California on the Closing Date.

2.5                                 No Violation of Other Agreements; No Conflicts.

(a)                                  Neither this Agreement nor any of the transactions contemplated hereunder violates, conflicts with or results in a breach of, or shall violate, conflict with or result in a breach of any lease, contract, document or agreement to which any of the Northwest Parties is a party or by which it may be bound.

(b)                                 Neither the execution and delivery of this Agreement nor the consummation or performance of the transactions contemplated herein, will, directly or indirectly (with or without the giving of notice, or lapse of time, or both):

(i)                                     contravene, conflict with, or result in a violation of any provision of the organizational documents of Northwest or Harriman-Jones;

(ii)                                  contravene, conflict with, or result in a violation of any order, judgment or decree to which any of the Northwest Parties may be subject; or

(iii)                               contravene, conflict with or result in a violation of any of the terms or requirements, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate or modify, any governmental authorization that is held by any of the Northwest Parties.

2.6                                 Northwest Capital Structure.  The authorized capital stock of Northwest consists of 2,000 shares of common stock, no par value per share, of which 910 shares are issued and outstanding, and are validly issued, fully paid and non-assessable. There are no shares of Northwest’s capital stock held in its treasury. Except as set forth in Schedule 2.6, there are no options, warrants, rights, shareholder agreements or other instruments or agreements outstanding giving any person the right to acquire any shares of capital stock of Northwest, nor are there any commitments to issue or execute any such options, warrants, rights, shareholder agreements or other instruments or agreements. There are no outstanding stock appreciation rights, or similar rights outstanding with respect to any of Northwest’s capital stock, nor are there any instruments, or agreements giving anyone the right to acquire any such rights.  Schedule 2.6 hereto contains a list of each holder of record of Northwest Shares and the number of Northwest Shares held by such holders.

2.7                                 Financial Statements.  Northwest has furnished to Prospect (i) audited balance sheets for the years ended December 31, 2000, December 31, 2001, and December 31, 2002, (ii) a balance sheet for the year ended December 31, 1999, (iii) statements of income and expenses for periods ended 2001 and 2002, (iv) a statement of income and expenses for the period ended December 31, 2000 (collectively, the “Annual Financial Statements”).  Northwest has also furnished to Prospect a statement of income and expenses and a balance sheet for the interim period ending June 30, 2003 (the “June 2003 Financial Statements”) and a statement of income and expenses and a balance sheet for the interim period ending August 30, 2003 (the “August 2003 Financial Statements”).  Northwest shall, for all months subsequent to June 2003 through the Closing Date, promptly furnish to Prospect a statement of income and expenses and a balance sheet for each such monthly interim period (collectively, the “Interim Financial Statements”).  The Annual Financial Statements, the June 2003 Financial Statements, the August 2003 Financial Statements and the Interim Financial Statements may be collectively referred to as the “Financial Statements”.  The Financial Statements fairly and accurately represent the financial condition and results of operation of Northwest as of the date and for the periods set forth therein and the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and do not or will not contain any statement that is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  As used herein, “GAAP” means U.S. generally accepted accounting principles consistently applied.  Since the date of the most recent Financial Statement there has not and on the Closing Date, there will not have been, any material adverse change to the financial condition of Northwest as shown on the Financial Statements including no material difference in the assets and liabilities of Northwest as shown on the August 2003 Financial Statements.

2.8                                 No Undisclosed Liabilities.  Northwest has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except:  (i) for those disclosed in the Financial Statements for the period ended December 31, 2002 and the August 2003 Financial Statements; and (ii) those incurred subsequent to August 30, 2003 in the ordinary course of business consistent with past practices and custom; provided, however, that none of such liabilities or obligations, in the aggregate, exceed 2.5% of the aggregate liabilities and obligations shown on the August 2003 Financial Statements.

2.9                                 Tax Matters.  From its date of incorporation through December 31, 1991 Northwest was a C corporation.  From January 1, 1992 through January 1, 1999 Northwest was an S corporation.  From January 2, 1999 through the date of this Agreement Northwest has been and continues to be a C corporation.  Northwest has timely filed all income and franchise tax returns required to be filed by it and has timely paid all Taxes (defined below) owed by it for the periods ending December 31, 2002 and has properly accrued, in accordance with GAAP, on the Financial Statements, all taxes for the periods thereafter up to and including the Closing Date.  All tax returns filed by or on behalf of Northwest are true, accurate and complete in all material respects.  Harriman-Jones and Northwest each represent that they were authorized to file a consolidated tax return reflecting a parent-sub relationship between the entities and that such filing was in compliance with the Internal Revenue Code of 1986, as amended.  Except as provided in Schedule 2.9, (i) no action or proceeding for the assessment or collection of any Taxes is pending against Northwest, (ii) no deficiency, assessment or other formal claim for any Taxes has been asserted or made against Northwest that has not been fully paid or finally settled, and (iii) no issue has been formally raised by any taxing authority in connection with an audit or examination of any return of Taxes.  No federal or state income tax returns of Northwest have been examined, and there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for such Taxes for any period.  All Taxes that Northwest has been required to collect or withhold have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority.  “Taxes” means taxes, charges, fees, levies, or assessments including, without limitation, income, excise, property, withholding, payroll, sales and franchise taxes, imposed by federal, state, county, local or foreign government or subdivision or agency thereof, and including any interest, penalties or additions.

2.10                           Title and Beneficial Ownership of the Northwest Shares.  The Shareholders are, and at the Closing Date will be, the owners of record of one hundred percent (100%) of the Northwest Shares.  Harriman-Jones is, and at the Closing Date will be, the beneficial owners of one hundred percent (100%) of the Northwest Shares.  The Shareholders and Harriman-Jones, respectively, own their interest in the Northwest Shares free and clear of all liens, encumbrances, security interests, equities, options, claims, charges or other restrictions of any kind.  As a result of the Merger, Prospect will be the sole record and beneficial owner of all capital stock of the Surviving Corporation.

2.11                           Tangible Properties.  Northwest does not own or lease any real or tangible personal property, nor has it ever owned or leased any real or tangible personal property.  Northwest’s current office facilities are provided by Harriman-Jones pursuant to the Northwest Management Agreement.

2.12                           Intangible Properties.  Schedule 2.12 lists all intangible property owned by Northwest.  Each item of intangible property is free and clear of any liens, or other encumbrances, security interest or restriction of any kind.   Northwest has filed the fictitious name statement for the name “Northwest Orange County Medical Group, Inc.” with the medical board of the State of California.

2.13                           Contracts.  Schedule 2.13 sets forth a list of all contracts, arrangements, and commitments (whether oral or written) to which Northwest is bound or which is otherwise related to the rights, properties, assets, business or operations of Northwest (the “Contracts”), which Contracts shall specifically include the Northwest Provider Contracts, the Northwest Shared Risk Contracts, the Northwest Full Risk Contracts and the Northwest Management Agreement.  Except for those specific documents referenced at the end of Section 4.4 which will be delivered in accordance with the provisions thereof, Northwest has delivered to Prospect a correct and complete copy of each Contract.  Each of the Contracts is a legal, valid, binding, enforceable agreement of Northwest, in full force and effect.  There is not now and, to the knowledge of James Agronick, the Chief Executive Officer of Harriman-Jones (“HJ CEO”) or to the knowledge of the officers’ of Northwest (as listed on Schedule 2.16 hereof) (the “Northwest Officers”), there has not been claimed or alleged by any person or entity, that a default exists, or an event that with notice or lapse of time or both would constitute a default or event of default, on the part of Northwest, or to the knowledge of the HJ CEO or any of the Northwest Officers, any other party thereto.  Other than the consent of or notice to the health plans who are a party to the Northwest Shared Risk Contracts and/or the Northwest Full Risk Contracts, no consent from, or notice to any third person or governmental entity is required in order to maintain in full force and effect any of the Contracts, other than consents that have been obtained and are unconditional and in full force and effect, and such notices that have been duly given and copies of such consents have been delivered to Prospect.  Notwithstanding the foregoing, upon the termination of the Northwest Management Agreement upon the Effective Date as provided in this Agreement, Northwest shall have no further duties or obligations to Harriman-Jones or to any other party pursuant to the Northwest Management Agreement, which shall be of no further force and effect whatsoever.  Northwest has no Contracts with Harriman-Jones or Contracts with third parties on behalf of Harriman-Jones, which will not have been terminated prior to the Effective Time.  The Option Agreement, the Accommodation/Assignment Agreement and the Agreement Restricting Transfer of Shares will be terminated prior to the Effective Time.

As used in this Agreement, “shared risk contracts” means contracts between a health plan and an independent practice association (“IPA”) in which the risk for the profit or loss of the costs associated with the hospitalization (and other obligations of the health plan as defined in the health plan contract “division of responsibility”) of the patients assigned to the IPA is  shared between the IPA and the health plan.

As used in this Agreement, “full risk contracts” means contracts between a health plan and an IPA, on the one hand, and contracts between a health plan and a hospital, on the other hand, in which the risk for the profit or loss of the costs associated with the hospitalization (and other obligations of the hospital as defined in the health plan contract “division of responsibility”) is shared between the IPA and the hospital.

2.14                           Legal Proceedings.  There is no pending legal or administrative proceeding (“Proceeding”), and, to the knowledge of the HJ CEO or the Northwest Officers, except as set forth on Schedule 2.14, no person has threatened to commence any Proceeding: (i) against Northwest or that otherwise relates to or may affect the business of, Northwest or any of the other assets owned or used by Northwest, including the Northwest Management Agreement; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby.  There is no outstanding order, judgment, writ, injunction or decree of any court or any federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, to which Northwest or any of the other assets owned or used by Northwest, including the Northwest Management Agreement, is subject that has not been fully complied with to the satisfaction of such governmental entity.

2.15                           Compliance with Laws.  Northwest is not in violation of any law, rule, regulation or administrative or judicial order pertaining to the assets or the business of Northwest (including, without limitation, licensing, health care, federal, state or local laws relating to kickbacks, illegal referrals, illegal billings or the like, drug enforcement, securities, zoning, building, environmental, immigration, civil rights and occupational health and safety laws, regulations, ordinances and codes) and there is no law, rule, regulation or administrative or judicial order that any of the transactions contemplated by this Agreement would violate, where in each case, such violation would have a materially adverse effect on the assets of the business of Northwest.  Neither Northwest nor Harriman-Jones has any reason to anticipate that existing circumstances are likely to result in violations of any of the foregoing.

2.16                           Employees, Officers and Directors of Northwest.  Northwest has no employees.   All officers and directors of Northwest are set forth on Schedule 2.16.  Northwest currently has three directors on its board of directors.  All directors are licensed persons as required by Section 1 of Article IV of the Bylaws of Northwest.  No officer, director, physician or any other person is paid compensation by Northwest except as set forth on Schedule 2.16 and except as independent contractors (and not employees) of Northwest.

2.17                           Insurance.  Schedule 2.17 contains a list of all insurance policies maintained by or for the benefit of Northwest, including errors and omission, stop-loss (reinsurance) directors and officers, and general liability  (the “Insurance Policies”).  The Insurance Policies have been in force, or predecessor policies with similar coverage, since the date of incorporation of Northwest and such Insurance Policies will continue in full force and effect through the Closing Date.

2.18                           Powers of Attorney.  Schedule 2.18 sets forth general and special powers of attorney granted by Northwest, including the names of the attorneys-in-fact appointed under those powers of attorney and the respective dates in which those powers were granted.

2.19                           No Bankruptcy Proceedings.  Northwest has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets, property or business, (iv) suffered the attachment or other judicial seizure of all or substantially all of its assets, property or business, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or compromise to its creditors generally.

2.20                           Licensure.  As of the date hereof, each person who is required to be licensed in connection with the performance of their duties in connection with the operation of the business of Northwest is duly licensed without restriction.

2.21                           Environmental.  Northwest has complied with all federal, state and local environmental laws, rules and regulations as in effect on the date hereof applicable to its business and its assets.  No hazardous or toxic waste, substance, material or pollutant (as those or similar terms are defined under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. 9601 et seq., Toxic Substances Control Act, 15 U.S.C. 2601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. 6901 et seq. or any other applicable federal, state and local environmental law, statute, ordinance, order, judgment, rule or regulation relating to the environment or the protection of human health (“Environmental Laws”)), including but not limited to, any asbestos or asbestos related products, oils or petroleum-derived compounds, CFCs or PCBs, have been released, emitted or discharged or are currently located in, on, under, or about the real property on which the assets or the business of Northwest.  The assets of Northwest and Northwest’s use thereof, is not in violation of any Environmental Laws or any occupational, safety and health law now in effect.

2.22                           Business Relations.  Neither the HJ CEO nor the Northwest Officers knows nor has any reason to believe that any physician, health plan or hospital to which Northwest does business under any Northwest Provider Contract, Northwest Shared Risk Contract, Northwest Full Risk Contract will cease to do business with Prospect or the Surviving Corporation or will materially decrease the volume of business with the Surviving Corporation, after, or as a result of, the consummation of the transaction hereunder.

2.23                           Confidentiality and Non-Compete Arrangements.  Northwest is not a party to nor is it bound or affected by, any confidentiality or non-compete agreements or arrangements, or any acquisition or sale or other agreements that contain any confidentiality or non-compete agreements or arrangements, that are currently in effect, or are contained in agreements or arrangements that have lapsed but which contain continuing confidentiality or non-compete obligations, agreements or arrangements.

2.24                           Inspections.  Schedule 2.24 sets forth accurately and fully describes (i) all inspections of Northwest by any governmental agency or any consultant at any time during the five (5) years preceding the date of this Agreement; (ii) all matters which were noted by any and all such governmental agency or consultant as requiring correction or modifications which were requested or recommended; and (iii) the present status of each such noted matter.

2.25                           Reimbursement.  As of the date hereof:

(a)                                  To the extent Northwest is participating in the Medicare and Medicaid programs or in other applicable governmental health care payment programs, and is authorized to receive reimbursement from such programs for fees and charges incurred by eligible patients for services of such programs, Northwest knows of no reason why the Surviving Corporation will not be able to continue to participate in such governmental health care payment programs to the same extent, if any, that Northwest participates. Northwest has not received any notice that any such license, participation or authorization has been or is threatened to be terminated or restricted, and Northwest does not know of any basis for any such termination or restriction.  There is no federal or state investigation pending or, to the best knowledge of Northwest, contemplated, that will have an impact upon the reimbursement status of Northwest’s ability to operate its business as currently conducted.  Northwest has not received any notice of action nor is there any threatened or likely action by the Medicare or Medicaid program or any carrier, to recoup or challenge any Medicare or Medicaid reimbursement that Northwest has received or for which either Northwest currently has a claim pending for services rendered in connection with its business.

(b)                                 All billing practices by Northwest or by Harriman-Jones, on its behalf, to all third parties including, but not limited to, Medicare, Medicaid and private insurance companies, have been true, fair and correct and in compliance with all applicable laws, regulations and policies of all such third party payors, and Northwest has not billed for or received any payment or reimbursement in excess of amounts permitted by law.

2.26                           Absence of Certain Business Practices.  None of Northwest, its employees or Harriman-Jones on behalf of Northwest, has directly or indirectly (i) offered to pay or solicited any remuneration, in cash or in kind, to, or made any financial arrangements with, any past or present customers, past or present suppliers, contractors, third parties, or third party payors of Northwest in order to obtain business or payments from such persons; other than entertainment activities in the ordinary and lawful course of business; (ii) given or received, or agreed to give or receive, or is aware that there has been made or that there is any agreement to make or receive, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractors, third party payor or any other person other than in connection with promotional or entertainment activities in the ordinary and lawful course of business; (iii) made or agreed to make, or is aware that there has been made or that there is any agreement to make any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was illegal under the laws of the United States or under the laws of any state thereof or any other jurisdiction under which such payment, contribution or gift was made; (iv) established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on any of its books or records for any reason; or (v) made or agreed to make or is aware that there has been made or that there is any intention to make, any payment to any person with the intention or understanding that any part of such payment would be used for any purpose other than that described in the documents supporting such payment.

2.27                           Referrals.  None of Northwest, its employees or Harriman-Jones on behalf of Northwest is a party to any contract, lease, agreement or arrangement, including, but not limited to, any joint venture or consulting agreement, with any physician, hospital, nursing facility, home health agency or other person who is in a position to make, receive or influence referrals to or from Northwest, to provide services, lease space, lease equipment or engage in any other venture or activity.

2.28                           Permits.  Schedule 2.28 sets forth a list of all permits, licenses and approvals from federal, state, local and foreign governmental and regulatory bodies (collectively “Permits”) held by Northwest and relating to the assets which are a part of the transaction contemplated hereunder.  Such Permits constitute all of the Permits necessary to conduct the business of Northwest in the manner now conducted by the Northwest.  No breach of any such Permit currently exists, nor has any event occurred which through the passage of time or the giving of notice or both, would constitute a breach thereunder.  To the knowledge of Northwest and Harriman-Jones, none of the Permits is to be or proposed to be suspended, canceled or revoked or amended, modified or limited in any fashion.

2.29                           Fraud and Abuse.  Except as set forth in Schedule 2.29, neither Northwest, nor any individual or entity having record or beneficial ownership interest in, or who is an officer, director, or employee of Northwest has been convicted of, charged with or, to the knowledge of Northwest or Harriman-Jones, investigated, for a Medicare, Medicaid or state health program related offense or convicted of, charged with or investigated for a violation of federal or state law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances, or has been excluded or suspended from participation in Medicare, Medicaid or any federal or state health program or has been subject to any order or consent decree of, or criminal or civil fine or penalty imposed by, any court or governmental agency.  Except as set forth in Schedule 2.29, no claim, complaint, suit, action, proceeding or investigation is pending or, to the knowledge of the HJ CEO and the Northwest Officers, threatened against Northwest or any individual or entity having an ownership interest in, or who was an officer, director or agent of, Northwest, which may result in any restraint, prohibition or the obtaining of damages or any other relief.  Northwest has implemented a formal compliance program designed to assure compliance with applicable fraud and abuse laws.

2.30                           Recoupment.  There is no action or threatened action for recoupment against Northwest, nor is there any request for payments by Northwest to Medicare or of reimbursement from Northwest by Medicare, nor by any other agency affiliated with Medicare, nor by or from any third-party reimburser, including, without limitation, any insurance carrier, pre-paid plan, or any other similar entity, nor is Northwest or Harriman-Jones aware of any basis for such recoupment by any party.  Northwest further represents that none of its accounts has been acquired by unlawful special arrangements or kickbacks, or other unlawful acts.

2.31                           Enrollment Information and Eligibility Reports.  The enrollment information of Northwest set forth in the August 2003 Financial Statements was prepared from the eligibility reports of the health plans who are a party to the Northwest Shared Risk Contracts or Northwest Full Risk Contracts.  The enrollment information set forth in the August 2003 Financial Statements accurately and completely describes the information provided in the eligibility reports of the health plans as to the enrollment numbers of Northwest.

2.32                           Disclosure.  No representation or warranty by the Northwest Parties contained in this Agreement or in respect of the exhibits, schedules, lists or other documents delivered to Prospect by the Northwest Parties and referred to herein or therein, and no statement contained in any certificate furnished or to be furnished by or on behalf of any of the Northwest Parties pursuant hereto or thereto, or in connection with the transactions contemplated hereby, contains, or will contain as of the date such representation or warranty is made or such certificate is or will be furnished, any untrue statement of a material fact, or omits, or will omit to state as of the date such representation or warranty is made or such certificate is or will be furnished, any material fact which is known to the party making the representation or warranty to be necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.  Excluding facts that have a general application to the health care industry as a whole, there is no fact which could have a material adverse effect on Northwest of which the Shareholders, Northwest or Harriman-Jones has knowledge and which it has not prior to or on the date hereof disclosed to Prospect.

2.33                           Bank Accounts.  A correct and complete list of all bank accounts of Northwest and the persons authorized to access such accounts and to incur indebtedness on behalf of Northwest, is set forth in Schedule 2.33 of this Agreement.

2.34                           Net Worth of Northwest.  The net worth of Northwest is not greater than the amount of the Merger Consideration.

2.35                           Brokers’ and Finders’ Fees.  None of the Northwest Parties has incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees or commissions with respect to the transactions contemplated by this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE PROSPECT PARTIES

In order to induce the Northwest Parties to enter into this Agreement and to consummate the transactions contemplated herein, Prospect and Sub (jointly and severally as to any representations and warranties pertaining to Prospect and/or Sub) and Systems (severally as to any representations and warranties pertaining to Systems), make the representations and warranties set forth in this Article 3.

3.1                                 Organization.  Each of Prospect and Sub is a professional corporation duly organized, validly existing and in good standing under the laws of the State of California.  Systems is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of the Prospect Parties has all requisite authority to own, lease, and operate its assets and to carry on its business as currently being conducted.

3.2                                 Authorization.  Each of the Prospect Parties has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  All actions on the part of the Prospect Parties necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been or will be taken prior to the Closing Date, and this Agreement (including exhibits, schedules and the ancillary agreements) constitutes the legal, valid and binding obligation of the Prospect Parties, enforceable against them in accordance with its terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy, insolvency, fraudulent conveyance, or other laws affecting creditor’s rights generally, and except as enforceability is subject to general principles of equity.

3.3                                 No Consent Required.  Except as set forth in Schedule 3.3, neither the execution and delivery of this Agreement by the Prospect Parties nor the performance by them of their obligations under this Agreement requires the consent, approval, order or authorization of, or registration, declaration or filing with any governmental entity or any third party that will not have been obtained and delivered to the Northwest Parties prior to the Closing Date except for the filing of the Agreement of Merger and related officer’s certificates with the Secretary of State of the State of California on the Closing Date.

3.4                                 No Violation of Other Agreements; No Conflicts.

(a)                                  Neither this Agreement nor any of the transactions contemplated hereunder violates, conflicts with or results in a breach of, or shall violate, conflict with or result in a breach of any lease, contract, document or agreement to which any of the Prospect Parties is a party or by which any Prospect Party may be bound.

(b)                                 Neither the execution and delivery of this Agreement nor the consummation or performance of the transactions contemplated hereby will, directly or indirectly (with or without the giving of notice, or lapse of time, or both):

(i)                                     contravene, conflict with, or result in a violation of any provision of the organizational documents of any of the Prospect Parties;

(ii)                                  contravene, conflict with, or result in a violation of, any legal requirement or any order, judgment or decree to which any of the Prospect Parties may be subject; or

(iii)                               contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any governmental authorization that is held by any of the Prospect Parties.

3.5                                 Legal Proceedings.  There is no pending Proceeding, and, to the knowledge of the Prospect Parties, no person has threatened to commence any Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby.

3.6                                 Compliance with Laws.  Sub is not in violation of any law, rule, regulation or administrative or judicial order pertaining to the assets or the business of Sub (including, without limitation, licensing, health care, federal, state or local laws relating to kickbacks, illegal referrals, illegal billings or the like, drug enforcement, securities, zoning, building, environmental, immigration, civil rights and occupational health and safety laws, regulations, ordinances and codes) and there is no law, rule, regulation or administrative or judicial order that any of the transactions contemplated by this Agreement would violate, where in each case, such violation would have a materially adverse effect on the assets of the business of Sub.  Sub has no reason to anticipate that existing circumstances are likely to result in violations of any of the foregoing.

3.7                                 Disclosure.  No representation or warranty by any of the Prospect Parties contained in this Agreement or in respect of the exhibits, schedules, lists or other documents delivered to the Northwest Parties by the Prospect Parties and referred to herein or therein, and no statement contained in any certificate furnished or to be furnished by or on behalf of any of the Prospect Parties pursuant hereto or thereto, or in connection with the transactions contemplated hereby, contains, or will contain as of the date such representation or warranty is made or such certificate is or will be furnished, any untrue statement of a material fact, or omits, or will omit to state as of the date such representation or warranty is made or such certificate is or will be furnished, any material fact which is known to the party making the representation or warranty to be necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.  Excluding facts that have a general application to the health care industry as a whole, there is no fact which could have a material adverse effect on any of the Prospect Parties of which such Prospect Party has knowledge and which it has not prior to or on the date hereof disclosed to the Northwest Parties.

3.8                                 Brokers’ and Finders’ Fees.  None of the Prospect Parties has incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees or commissions with respect to the transactions contemplated by this Agreement.

ARTICLE 4

COVENANTS OF THE NORTHWEST PARTIES

In order to induce the Prospect Parties to enter into this Agreement and to consummate the transactions contemplated herein, the Northwest Parties, jointly and severally, enter into the agreements set forth in this Article 4.

4.1                                 Conduct of Business - Negative Covenants.  From the date hereof until the Closing Date, Northwest shall not (except as otherwise required under this Agreement), without the prior written consent of Prospect, conduct the business of Northwest other than in the ordinary course of Northwest’s business as conducted through the date hereof or commit or suffer any material act or omission which deviates from the ordinary course of Northwest’s business as conducted through the date hereof.  Without limiting the generality of the foregoing, prior to the Closing Date, Northwest shall not, without the prior written consent of Prospect:

(a)                                  institute any new method of purchase, sale, lease, management, accounting or operation or engage in any transaction or activity, enter into any agreement or make any commitment or amend any existing material agreement other than as contemplated by this Agreement, except in the ordinary course of its business and consistent with past practice (including those activities or transactions occurring as a result of Northwest’s obligations under the Northwest Management Agreement);

(b)                                 change or amend its Articles of Incorporation or By-Laws or propose any such change or amendment;

(c)                                  offer, issue, authorize or sell any shares of the capital stock or other securities (such term as used in this subsection shall include, without limitation, debt securities) of Northwest of any kind whatsoever, or acquire directly or indirectly, by redemption or otherwise, any such capital stock, reclassify or split-up any such capital stock, declare or pay any dividends thereon in cash, securities or other property, or make any other distribution with respect thereto, or grant or enter into any stock options, warrants, or other rights to acquire securities of Northwest or enter into any other contracts or commitments of any kind with respect to the issuance of additional shares of capital stock or other securities of Northwest;

(d)                                 (i) borrow or agree to borrow any funds, whether directly or by way of guaranty or otherwise, or (ii) except in the ordinary course of business and consistent with past practice (including those activities or transactions occurring as a result of Northwest’s obligations under the Northwest Management Agreement), incur, or assume or become subject to any obligation or liability (absolute or contingent);

(e)                                  pay, discharge, waive, satisfy, compromise or adjust any claim, liability or obligation (absolute, accrued, contingent or otherwise) of an amount in excess of $500, other than as contemplated by this Agreement or occurring in the ordinary course of business and consistent with past practice (including those activities or transactions occurring as a result of Northwest’s obligations under the Northwest Management Agreement);

(f)                                    prepay any obligation having a fixed maturity of more than 90 days from the date such obligation was incurred other than as contemplated by this Agreement or occurring in the ordinary course of business and consistent with past practice (including those activities or transactions occurring as a result of Northwest’s obligations under the Northwest Management Agreement);

(g)                                 permit or allow any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien or other encumbrance except in the ordinary course of business and consistent with past practice (including those activities or transactions occurring as a result of Northwest’s obligations under the Northwest Management Agreement);

(h)                                 cancel any debts or waive any claims or rights of substantial value or sell, transfer, or otherwise dispose of any of its properties or assets, except in the ordinary course of its business and consistent with past practice (including those activities or transactions occurring as a result of Northwest’s obligations under the Northwest Management Agreement);

(i)                                     dispose of any rights to the use of any patent, trademark, service mark, trade name or copyright, or dispose of or disclose to any person any trade secret, formula, process or know-how not theretofore a matter of public knowledge, the disposition or disclosure of which would have a material adverse effect on the business of Northwest;

(j)                                     grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation (including salary and bonus) payable or to become payable to any officer except in the ordinary course of business and consistent with past practice (including those activities or transactions occurring as a result of Northwest’s obligations under the Northwest Management Agreement) and provided that in the case of any bonuses issued between the date of this Agreement and the Closing Date such bonuses (as described on Schedule 2.16 hereof ) shall not exceed $45,000 in the aggregate;

(k)                                  appoint or remove from office any officers of Northwest other than as contemplated by this Agreement;

(l)                                     make any payment to or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of the officers or directors of Northwest or any other affiliate thereof;

(m)                               enter into any contract, commitment or transaction not in the usual and ordinary course of its business, other than transactions contemplated by, or referred to in, this Agreement or those resulting from Northwest’s obligations under the Northwest Management Agreement;

(n)                                 change, or initiate a change of, any of the banking, safe deposit or power of attorney arrangements effective as of the date hereof, except for changes in the signatories on the accounts of Northwest, provided such changes are contemplated by this Agreement and Northwest shall have given Prospect prior written notice of any such change in signatories and Prospect approves same;

(o)                                 write down the value of any inventory (including write-downs by reason of shrinkage or mark-down) or write off as uncollectible any notes or accounts receivable, except for immaterial write-downs of inventory or accounts receivable in the ordinary course of business and consistent with past practice (including those activities or transactions occurring as a result of Northwest’s obligations under the Northwest Management Agreement);

(p)                                 merge, consolidate, reorganize or liquidate Northwest;

(q)                                 file a voluntary petition on behalf of Northwest under the U.S. Bankruptcy Code or any other bankruptcy or insolvency law or any other law for relief of debtors;

(r)                                    change, amend or terminate any Northwest Provider Contract, Northwest Shared Risk Contract or Northwest Full Risk Contract;

(s)                                  make any distribution of property or cash to its shareholders;

(t)                                    agree or commit, whether in writing or otherwise, to do any of the foregoing.

4.2                                 Conduct of Business - Affirmative Covenants. Prior to the Closing Date, Northwest will conduct its business in the ordinary course and, subject to Northwest’s obligations under the Northwest Management Agreement, will:

(a)                                  maintain its good standing and qualification to do business in all jurisdictions where it is required to be qualified to do business, and all licenses, permits, franchises, rights and privileges which are necessary for the conduct of its business;

(b)                                 continue at its expense to maintain all of its property and equipment in customary repair, order and working condition, reasonable wear and use excepted;

(c)                                  duly comply with all laws, regulatory requirements and agreements to which it, or any of its properties or assets, is subject or by which it is bound;

(d)                                 maintain in force and effect the current insurance upon its properties and with respect to the conduct of its business;

(e)                                  use best efforts to keep intact its present business organization and keep available the services of its present officers, employees and agents; and

(f)                                    maintain accurately its books, records and accounts.

4.3                                 Termination of Northwest Management Agreement.  Northwest and Harriman-Jones shall provide such notices to each other and shall perform such other acts as may be necessary to effectuate the termination, as of the Effective Time, of the Management Agreement between Northwest and Unihealth Med Group Management, Inc., the predecessor manager to Harriman-Jones, dated December 30, 1993, as amended by that Amendment to Management Services Agreement effective October 1, 2000 between PPM Holdings Long Beach LLC dba Premier Physician Services, as assignee of the rights of Unihealth Med Group Management, Inc. prior to Harriman-Jones merger with PPM Holdings Long Beach LLC with Harriman-Jones as the surviving entity (“Northwest Management Agreement”).

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4.4                                 Due Diligence Access and Investigation. Northwest and Harriman-Jones shall, through the Closing Date, (a) afford Prospect and its representatives and attorneys (collectively, the “Prospect Advisors”) full and free access to Northwest’s properties, contracts, books and records, and other documents and data, (b) furnish Prospect and the Prospect Advisors with copies of all such contracts, books and records, and other existing documents and data as Prospect may reasonably request, and (c) furnish Prospect and the Prospect Advisors with such additional financial, operating, and other data and information of Northwest as Prospect may reasonably request (collectively, the “Due Diligence Materials”).  Northwest shall permit the Prospect Advisors to make copies of Northwest’s written materials.  To the extent any of the Due Diligence Materials described in (a) through (c) above are in the possession or under the control of Harriman-Jones, Harriman-Jones shall provide reasonable cooperation to Prospect and/or otherwise accommodate Prospect’s requests.  Neither Prospect nor its representatives shall disclose the contents of any of said Due Diligence Materials to any third party without prior written consent of Northwest except:  (i) as required by law; (ii) as may be reasonably necessary in connection with any litigation or dispute arising out of this Agreement or any of the transactions contemplated hereunder; (iii) information contained in any such materials that was already in the possession of Prospect prior to the date of commencement of negotiations between Northwest and Prospect; (iv) information contained in any such Due Diligence Materials that is or becomes generally available to the public other than as a result of a disclosure by Prospect or its agents or employees in violation of this Section and (v) as necessary in the reasonable operation of the business of the Surviving Corporation and the management obligations of the same after the Closing Date (collectively, the “Exceptions”).  Prospect shall have thirty (30) days after the later of (i) its receipt of all documentation and/or information requested prior to the date of execution of this Agreement or (ii) the date of execution of this Agreement (“Due Diligence Cut-Off Date”) to complete its due diligence investigation.   Without in any way affecting the Due Diligence Cut-Off Date, the parties agree as follows: (a) Prospect shall, within 10 days of the date of execution of this Agreement, deliver a list of Due Diligence Materials it has requested prior to the date of execution of this Agreement but for which it asserts it has not received (“Outstanding Items”); (b) Harriman-Jones and Northwest agree to deliver the Outstanding Items promptly upon receipt of the list from Prospect; (c) Harriman-Jones and Northwest acknowledge that among the Outstanding Items are the Northwest Provider Contracts, the Northwest Shared Risk Contracts, the Northwest Full Risk Contracts and the Contracts listed in Subsection E of Schedule 2.13; and (d) Harriman-Jones and Northwest agree to (A) deliver copies of the Northwest Shared Risk Contracts and the Northwest Full Risk Contracts within three (3) business days of the date of execution of this Agreement to Prospect, (B) agree to make the Northwest Provider Contracts available for Prospect’s review and copying immediately following the execution of this Agreement, and (C) agree to deliver copies of the Contracts listed in Subsection E of Schedule 2.13 to Prospect promptly, but no later than 7 calendar days after the date of execution of this Agreement.

4.5                                 Records of Northwest.  Northwest and/or Harriman-Jones agree to deliver to Prospect the following as soon as possible after the execution of this Agreement but in no event later than ten (10) days after execution of this Agreement: (A) the eligibility tapes for each Northwest Shared Risk Contract and Northwest Full Risk Contract; (B) the physician credentialing records of all the physicians who are a party to the Northwest Provider Contracts; (C) all patient records, including case management reports and notes, claims paid history (at least

24 months), and (D) any and all data relating to Harriman-Jones’ management of Northwest, to assist Systems in its post-Closing management of the same.  Prospect shall maintain the confidentiality of the records delivered pursuant to this Section 4.5 to the same extent as it is required to apply to the Due Diligence Materials described in Section 4.4.

4.6                                 Enrollment Information and Eligibility Reports.  Northwest agrees to deliver to Prospect not later than thirty (30) days prior to Closing, all eligibility reports prepared after the date of execution of this Agreement and shall certify upon delivery that such reports are true, accurate and complete, or shall describe any limitations to such certification.

4.7                                 Minimum Enrollment Numbers.  Schedule 4.7 sets forth the total number of Northwest Enrollees for August 2003 as reported by each HMO on their monthly eligibility report.   No later than thirty (30) days prior to Closing, Northwest shall deliver to Prospect written documentation reflecting the aggregate number of Northwest Enrollees as reported by each HMO on the most recent HMO monthly eligibility report, which number shall not be less than 14,018 enrollees (a 10% reduction in the August 2003 enrollment).

4.8                                 Payables Incurred On or Before the Closing Date.  Northwest agrees that all payables incurred on or before the Closing Date, shall either be paid or properly accrued by Northwest on the Financial Statements in the ordinary course of business in accordance with GAAP.

4.9                                 Compensation Obligations.  Northwest shall be responsible for and shall have paid all compensation obligations (including bonuses to be paid on a pro rata basis in an amount  not to exceed $45,000), to the persons listed on Schedule 2.16 hereof prior to the Closing.

4.10                           Solicitation of Shareholder Approval; Compliance with California Law.  As promptly as practicable after the execution of this Agreement, Northwest shall submit this Agreement and the transactions contemplated hereby, including the Merger, to its shareholders for approval as required by the California Code.  Northwest shall use its commercially reasonable efforts to solicit and obtain the consent of all of its shareholders to approve the Merger, this Agreement and the transactions contemplated thereby as required by the California Code and to enable the Closing to occur as contemplated.   Northwest shall ensure compliance with Section 1300 et seq of the California Code in connection with the Merger, including but not limited to, providing notice to its shareholders within ten (10) days of shareholder approval of the Merger in order to provide for the exercise of dissenters’ rights under California law.

4.11                           No Shop.  Between the date of this Agreement and January 31, 2004, none of the Northwest Parties, or any of their affiliates, agents or representatives, shall directly or indirectly solicit, initiate, encourage, entertain or support any inquiry, proposal, or other offer from any other party relating to any transaction involving, directly or indirectly, the merger of Northwest or the purchase of the assets or stock of Northwest or any possible transaction or series of transactions as an alternative to the transactions contemplated hereby (“Competing Proposal”).  To the extent Northwest or any of its shareholders, affiliates, agents or representatives receives any Competing Proposal, they shall promptly inform Prospect of such Competing Proposal and shall advise the potential purchaser that Northwest is subject to this Agreement and therefore will not hold any discussions with such potential purchaser.

The Northwest Parties recognize that (i) the covenants and the restrictions contained in this Section 4.11 are necessary, fundamental, and required for the protection of the transactions contemplated by this Agreement; (ii) such covenants relate to matters which are of a special, unique, and extraordinary character that gives such covenants a special, unique and extraordinary value; and (iii) a breach of the covenants contained in this Section 4.11 will result in irreparable harm and damages to the Prospect Parties which cannot be adequately compensated by a monetary award. In the event of such breach, and without limiting the right of the Prospect Parties to seek any other remedy or relief to which it may be entitled at law or in equity, each of the Northwest Parties consent, without challenge or contest, to the immediate remedy of a temporary restraining order, preliminary injunction, or such other form of injunctive or equitable relief in favor of the Prospect Parties as may be used by any court of competent jurisdiction to restrain or enjoin any of the Northwest Parties and/or any of their affiliates, agents or representatives from breaching such covenant or to specifically enforce the provisions of this Section 4.9.  Each of the Northwest Parties hereby waives any requirements that the Prospect Parties secure or post a bond in connection with obtaining injunctive relief or any other equitable relief.

ARTICLE 5

ADDITIONAL AGREEMENTS OF THE PARTIES

In order to induce the other parties to enter into this Agreement and consummate the transactions contemplated herein, the Northwest Parties, jointly and severally on the one hand, and the Prospect Parties, jointly and severally on the other hand, enter into the agreements set forth in this Article 5.

5.1                                 Publicity.  None of the Prospect Parties or the Northwest Parties shall, at any time on or after the date hereof through the Closing Date, issue any publicity or written or oral statement, or otherwise disclose the existence of this Agreement or any of the terms or conditions hereof, or disclose the contemplation, implementation or consummation of the transaction contemplated herein (other than to its directors, officers, employees, attorneys, financial advisors and lenders and other agents and representatives, as necessary in order to negotiate, evaluate, approve and consummate the transaction), without the prior written consent of the Prospect Parties (in the case of the Northwest Parties) or the Northwest Parties (in the case of the Prospect Parties), except as reasonably required of any of the Prospect Parties or the Northwest Parties by any applicable federal or state securities law (or agency’s) disclosure requirements or by third parties whose consent may be required as a condition to this transaction.  In the case of any written publicity or statement, the applicable party with the above right of consent shall have the right to approve in advance the specific language of any such writing, provided that such approval may not be unreasonably withheld in the event of occurrence of any of the Exceptions.

5.2                                 Tax Matters; Liability; Preparation  and Filing of Tax Returns.

(a)                                  Adequate Provision for Taxes.  At Closing, the Financial Statements shall reflect that Northwest has made adequate provision for accrued but unpaid taxes for the period ending on the Closing Date.

(b)                                 Liability for Taxes.  Harriman-Jones (pursuant to its obligations in Article 7) will be liable for, and Northwest and/or Harriman-Jones shall have either paid or Northwest shall have properly accrued on the Financial Statements, all Taxes imposed on Northwest, or for which Northwest may otherwise be liable, for any Pre-Closing Tax Period (as defined below).  Harriman-Jones (pursuant to its obligations in Article 7) shall also be liable for any Taxes arising as a result of any breach of the representation contained in Section 2.9 and the covenants contained in this Section 5.2.  “Pre-Closing Tax Period” means any period (including the portion of any Straddle Period as defined in (c) below) ending on or before the date before the Closing Date.

(c)                                  Straddle Periods.  Whenever it is necessary to determine the liability for Taxes of Northwest for a period that begins before or after the day prior to the Closing Date (a “Straddle Period”), the determination of the Taxes of Northwest for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the day prior to the Closing Date will be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the day prior to the Closing Date and the other which began at the beginning of the day of the Closing Date, and, items of income, gain, deduction, loss or credit of Northwest for the Straddle Period will be allocated between two taxable years or periods on a “closing of the books basis” by assuming that the books of Northwest were closed at the close of the day prior to the Closing Date, provided, however, that exceptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, will be apportioned between such two taxable years or periods on a daily basis.

(d)                                 Tax Returns.  Harriman-Jones will be responsible for causing the preparation and filing of all tax returns that are required to be filed by or with respect to Northwest for any period that ends on or before the Closing Date.  Excluding only the indemnification obligation of Prospect to the Northwest Parties for any increased Taxes owing any federal or state governmental entity as a result of the increase of the IBNR of Northwest by the amount of the Reserve Deficiency as provided in Section 5.3 hereof, Harriman-Jones shall be responsible for and liable for any Taxes due for any period that ends on or before the Closing Date.  The Surviving Corporation will be responsible for causing the preparation and filing of all tax returns that are required to be filed by or with respect to Northwest for any period ending after the Closing Date; provided, however, that Harriman-Jones (pursuant to its obligations in Article 7) shall be responsible for and liable for any taxes due for the Pre-Closing Period which has not been properly accrued on the Financial Statements.  No later than 30 days before the due date for filing any tax return described in this subsection (d) which is required to be prepared by the Surviving Corporation after Closing involving any Pre-Closing Tax Period, Group will deliver such tax return to the Shareholder Representative (as defined in Article 8) and for Harriman-Jones for its review.  The Surviving Corporation and Harriman-Jones will attempt to resolve in good faith any disagreement arising out of any tax return.  If any such disagreement cannot be resolved, the Surviving Corporation and Harriman-Jones will jointly select an independent accounting firm to act as an arbitrator to resolve such disagreement in accordance with the terms of this Agreement.  The independent accounting firm’s determination with respect to any such tax return will be final and binding upon the parties and all parties will file (or amend, if applicable) their respective tax returns in accordance with such determination.  Any fees and expenses related to the engagement of the independent accounting firm will be shared equally by the Surviving Corporation and Harriman-Jones.

(e)                                  Prospect Option For a 338 Election.  Should Prospect request that an election be made prior pursuant to Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the “Code”) within 120 days of the Closing Date, then the Surviving Corporation and Harriman-Jones, on behalf of the Shareholders, shall duly and timely elect pursuant to Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the “Code”) (or any other comparable provision of law) to treat the sale of the Northwest Shares as a sale of assets by Northwest for income and franchise tax purposes.  If, and only if Prospect makes such request, the Surviving Corporation and Harriman-Jones, on behalf of the Shareholders, shall jointly prepare and sign any required forms and schedules, including a computation of the modified aggregate deemed sale price and the adjusted grossed-up basis (and any comparable amounts under applicable law) and the allocation thereof among the assets of Northwest deemed to have been purchased in relation to the relative value thereof, as determined by the Surviving Corporation in a manner that shall comply with Section 338 of the Code and the treasury department regulations promulgated thereunder (“Treasury Department”). The Surviving Corporation and Harriman-Jones shall duly and timely file, or cause to be duly and timely filed, any document necessary to effectuate such election, if available, including without limitation Treasury Department Form 8023 (and any similar forms required under state or local laws relating to taxes) in accordance with the requirements of Section 338 of the Code (or state or local laws relating to the taxes, as the case may be). The parties shall report the deemed sale consistent with such allocation for all financial, tax or other purposes, shall not take any position inconsistent therewith and shall cooperate with each other to take all actions necessary and appropriate as may be required to effect and preserve such election. Each party shall promptly notify the others of any tax proceeding relating to the computation of the modified aggregate deemed sale price or the adjusted grossed-up basis (or any comparable amount under applicable law) or the allocation thereof, and will keep the other parties apprised of the progress thereof. Harriman-Jones shall also pay, or shall cause the Shareholders to pay, any tax imposed on Northwest attributable to the making of the election, including (i) any tax imposed under Treas. Reg. ss.1.338(h)(10)-1(d)(5), or (ii) any state, local or foreign tax imposed on Northwest’s gain, and Northwest shall indemnify the Prospect Parties against any such taxes.   Anything contained in this Agreement to the contrary notwithstanding, Harriman-Jones, Northwest and the Shareholders make no representation or warranty concerning the effectiveness under the Code (or other comparable provision of law) of any election made pursuant to this Section 5.2(e); and, except where such failure is due to a breach by such party of its obligations under this Section 5.2(e), in no event shall Harriman-Jones or the Shareholders be liable to any of the Prospect Parties for the failure of any such election to be effective under the Code (or other comparable provision of law).

(f)                                    Contest Provisions.  Promptly after receipt by the Surviving Corporation, Harriman-Jones or any of the Shareholders of written notice of the assertion or commencement of any claim, audit, examination or other proposed change or adjustment by the Internal Revenue Service or any state, local or foreign taxing authority having jurisdiction over Northwest any of its assets (“Tax Authority”) relating to Taxes of Northwest with respect to a Pre-Closing Tax Period (a “Tax Claim”), the recipient will promptly notify the other parties, as applicable.  Such notice will contain factual information (to the extent known) describing the asserted Tax Claim in reasonable detail and will include copies of any notice or other document received from any Taxing Authority in respect of any such asserted Tax Claim.  The failure of the Shareholder Representative or Harriman-Jones to receive prompt notice from the Surviving Corporation as provided in this Agreement will not relieve Harriman-Jones of any of its indemnification obligations under this Agreement except to the extent such failure has a material adverse effect on Harriman-Jones’ or the Shareholders’ ability to defend the Tax Claim.  Harriman-Jones will have the right to represent Northwest’s interests in any Tax audit or administrative or court proceeding relating to Pre-Closing Tax Periods as to any issues that could materially affect Harriman-Jones’ liability for Taxes or indemnification obligations, and to employ counsel (reasonably acceptable to the Surviving Corporation) of Harriman-Jones’ choice at its expense; provided, however, that the Surviving Corporation and its representatives will be permitted, at their expense, to be present at any such audit or proceeding.  Notwithstanding the foregoing, neither Harriman-Jones nor the Shareholders will be able to settle, either administratively or after the commencement of litigation, any claim for Taxes that would adversely affect the liability for Taxes of the Surviving Corporation for any period after the Closing Date without the written consent of the Surviving Corporation.

(g)                                 Assistance and Cooperation.  After the Closing Date, Harriman-Jones, the Shareholder Representative and the Surviving Corporation will:

(i)                                     timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file tax returns or other reports with respect to sales, transfer and similar Taxes;

(ii)                                  assist the other party in preparing any tax return which such other party is responsible for preparing and filing in accordance with this Section 5.2 (including providing the other party with reasonable access to financial records for such purposes);

(iii)                               cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any tax returns of Northwest; and

(iv)                              make available to the other party and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of Northwest.

5.3                                 Under Accrued IBNR.   As a result of a lag study conducted by Prospect on the IBNR amount of Northwest, Prospect has determined that the IBNR of Northwest is under reserved by approximately $330,000 (“Reserve Deficiency”).  Although Northwest believes its IBNR existing as of the date hereof is adequate, it is willing to increase its IBNR prior to Closing by the amount of the Reserve Deficiency provided Prospect indemnify it should this increased

IBNR be challenged by the tax authorities.  As provided in Section 7.2, Prospect has agreed to indemnify the Northwest Parties for any increased Taxes owing any federal or state governmental tax authority as a result of the increase in the IBNR of Northwest by the amount of the Reserve Deficiency.

5.4                                 Non-Solicitation/Non-Diversion of Northwest Patients by Harriman-Jones.  The Prospect Parties and the Northwest Parties acknowledge that currently approximately 1,500 enrollees of Northwest (“Dual Enrollees”) are seen by primary care physicians who are not only physicians of Northwest under the Northwest Provider Contracts, but are independently also  physicians of Harriman-Jones (“Dual Physicians”). In consideration for the Merger Consideration and the Termination Consideration paid by the Prospect Parties to the Northwest Parties hereunder, and as consideration for and a material inducement to the Prospect Parties to enter into this Agreement, the sufficiency of such consideration being hereby acknowledged by the parties, Harriman-Jones shall not, and shall cause the Dual Physicians not to, for a period of two (2) years after the Closing Date, either directly or indirectly, solicit or encourage Dual Enrollees to leave Northwest or the Surviving Corporation to become enrollees of Harriman-Jones or any other entity not affiliated with the Prospect Parties or the Surviving Corporation.  The parties recognize that (i) the covenants and the restrictions contained in this Section 5.4 are necessary, fundamental, and required for the protection of the business of the Prospect Parties and the Surviving Corporation; (ii) such covenants relate to matters which are of a special, unique, and extraordinary character that gives each of such covenants a special, unique and extraordinary value; and (iii) a breach of any such covenants of this Section 5.4 will result in irreparable harm and damages to the Prospect Parties and/or the Surviving Corporation which cannot be adequately compensated by a monetary award. In the event of such breach, and without limiting the right of the Prospect Parties or the Surviving Corporation to seek any other remedy or relief to which it may be entitled at law or in equity, each of the Northwest Parties consent to the immediate remedy of a temporary restraining order, preliminary injunction, or such other form of injunctive or equitable relief in favor of the Prospect Parties or the Surviving Corporation as may be used by any court of competent jurisdiction to restrain or enjoin any of the Northwest Parties, including the Dual Physicians from breaching any such covenant or provision or to specifically enforce the provisions of this Section 5.4.  Each of the Northwest Parties hereby waives any requirements that the Prospect Parties or the Surviving Corporation secure or post a bond in connection with obtaining injunctive relief or any other equitable relief. The existence of any claim or cause of action against the Prospect Parties by any of the Northwest Parties, whether predicated on this Agreement or otherwise, shall not constitute a defense to enforcement of the provisions of this Section 5.4.

5.5                                 Notification.  Between the date of this Agreement and the Closing Date, the Northwest Parties and the Prospect Parties agree to promptly notify each other in writing if they become aware of any fact or condition that causes or constitutes a breach of any of their representations, warranties, covenants or agreements as of the date of this Agreement, or if they become aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation, warranty, covenant or agreement had such representation, warranty, covenant or agreement been made as of the time of occurrence or discovery of such fact or condition.

5.6                                 Best Efforts.  So long as this Agreement remains in effect, the Northwest Parties and the Prospect Parties shall use their respective best efforts to cause the transactions contemplated hereby to be consummated at the respective practicable dates.  The Northwest Parties and the Prospect Parties shall proceed as soon as practicable in the procurement of permits, consents and approvals and in the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the transactions contemplated hereby on the terms herein provided, and shall diligently prosecute the same.

5.7                                 Further Assurances.  The Northwest Parties and the Prospect Parties agree that at any time and from time to time after the Closing Date they will execute and deliver to any other party such further instruments or documents as may reasonably be required to give effect to the transactions contemplated hereby.

ARTICLE 6

DELIVERIES AND CONDITIONS

6.1                                 Deliveries by Northwest and Harriman-Jones on the Closing Date.  On the Closing Date, Northwest and/or Harriman-Jones shall deliver to the Prospect Parties:

(a)                                  A copy of the Articles of Incorporation of Northwest, with all amendments thereto, and certificate of good standing from the State of California, both of which shall be certified as of a date within ten days prior to the Closing Date by the Secretary of State of California.

(b)                                 A copy of the Articles of Incorporation of Harriman-Jones, with all amendments thereto, and certificate of good standing from the State of California, both of which shall be certified as of a date within ten days prior to the Closing Date by the Secretary of State of California.

(c)                                  A certificate of tax good standing of Northwest from the Franchise Tax Board issued as of a date within ten days of the Closing Date.

(d)                                 A certificate of tax good standing of Harriman-Jones from the Franchise Tax Board issued as of a date within ten days of the Closing Date.

(e)                                  A certificate executed by the President of Northwest confirming (i) the truth and correctness in all material respects of all of Northwest’s representations and warranties in this Agreement as of the Closing Date and as of all times between the date hereof and the Closing Date, and (ii) that all agreements and covenants of Northwest specified herein to be complied with prior to the Closing Date have been complied with.

(f)                                    A certificate of the Secretary of Northwest dated the Closing Date, and accompanying resolutions reflecting that the necessary corporate action by the Board of Directors of Northwest and by shareholders of Northwest has been taken to authorize the consummation by Northwest of the transactions provided for herein.

(g)                                 the stock books and records, corporate minute books (containing the originals of all minutes and resolutions ever adopted or consented to or agreed to by the shareholders, directors or any committee of directors of Northwest) and the corporate seal, if any, of Northwest.

(g)                                 A Certificate executed by the Chief Executive Officer of Harriman-Jones confirming:

(i)                                     the truth and correctness in all material respects of all of Harriman-Jones’s representations and warranties in this Agreement as of the Closing Date and as of all times between the date hereof and the Closing Date;

(ii)                                  a certificate of the Secretary of Harriman-Jones dated the Closing Date and accompanying resolutions reflecting that the necessary corporate action by the Board of Directors of Harriman-Jones has been taken to authorize the consummation by Harriman-Jones of the transactions provided for herein.

(h)                                 such evidence as requested by Prospect to confirm Northwest’s compliance with Section 4.10 of this Agreement.

(i)                                     evidence satisfactory to Prospect and its counsel confirming the termination of the Northwest Management Agreement, effective as of the Effective Time, without any further duties or obligations on the part of the Surviving Corporation thereunder.

(j)                                     evidence satisfactory to Prospect and its counsel confirming the termination of the Option Agreement, the Agreement Restricting Shares and the Accommodation/Assignment Agreement.

6.2                                 Conditions to the Obligations of Prospect and Systems.  Prospect’s obligation to pay the Merger Consideration on the Closing Date and to consummate the transactions contemplated by this Agreement and Systems’ obligation to pay the Termination Consideration on the Closing Date and to consummate the transactions contemplated by this Agreement are each conditioned upon satisfaction, or waiver by Prospect and Systems in writing, of all of the following on or before the Closing Date:

(a)                                  All of the representations and warranties of the Northwest Parties in this Agreement must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, except for such representations and warranties that address matters as of a specific date, which need only to have been true and accurate as of such date.

(b)                                 All of the agreements, covenants and obligations that the Northwest Parties are required to perform or to comply with pursuant to this Agreement at or prior to the Closing Date must have been duly performed and complied with in all material respects.

(c)                                  Each document required to be delivered pursuant to Section 6.1 hereof at or prior to the Closing Date must have been delivered to the Prospect Parties.

(d)                                 Since the date of this Agreement, there must not have been commenced or threatened against any of the Northwest Parties, or any officer or director thereof, any proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby, or (ii) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated hereby.

(e)                                  The termination of the Northwest Management Agreement with Harriman-Jones shall be effective (which shall have been accomplished without expense or liability to Northwest).

(f)                                    The termination of the Option Agreement, the Agreement Restricting Shares and the Accommodation/Assignment Agreement

(g)                                 The Prospect Parties shall have satisfactorily (in the sole discretion of the Prospect Parties) completed their due diligence investigation of Northwest (including, without limitation, confirmation of the number of enrollees by health plan and rates paid by health plan, cash, and confirmation of the claims and IBNR accrual) and shall have received from Northwest and Harriman-Jones, as appropriate, all reasonable data and information as requested by the Prospect Parties in the course of such due diligence investigation, including but not limited to, such transitional computer system data and information as necessary to enable Systems to manage the Surviving Corporation after the Effective Time, all prior to the Due Diligence Cut-Off Date.

(h)                                 The Merger shall have been approved by the shareholders of Northwest in accordance with the California Code.

(i)                                     Northwest shall have executed the Agreement of Merger and any officer’s certificates required by the California Secretary of State to effectuate the Merger.

(j)                                     Any third party approvals or consents required to be obtained to effectuate the Merger or to otherwise effectuate the transactions contemplated hereby shall have been received.

(k)                                  A representative of Northwest’s bank shall be present at the Closing and shall process all bank account information or documentation as Prospect deems necessary to ensure access by the officers of the Surviving Corporation at the Effective Time of Northwest bank accounts, including the cancellation of the bank signature card of Northwest’s officers and the execution by officers of the Surviving Corporation of new bank signature cards to access such bank accounts.

6.3                                 Deliveries by the Prospect Parties on the Closing Date.  On the Closing Date, the Prospect Parties shall deliver to the Northwest Parties:

(a)                                  A certificate of good standing from the State of California of each of Prospect and Systems, certified as of a date within ten days prior to the Closing Date by the Secretary of State of California.

(b)                                 A certificate executed by the President of Prospect and Sub confirming (i) the truth and correctness in all material respects of all of Prospect’s and Sub’s representations and warranties in this Agreement as of the Closing Date and as of all times between the date hereof and the Closing Date, and (ii) that all agreements and covenants of Prospect and Sub specified herein to be complied with prior to the Closing Date have been complied with.

(c)                                  A certificate of the Secretary of Prospect and Sub dated the Closing Date, that the necessary corporate action by the Board of Directors of Prospect and Sub and by shareholders of Prospect and Sub has been taken to authorize the consummation by Prospect of the transactions provided for herein.

(d)                                 A certificate executed by the President of Systems confirming (i) the truth and correctness in all material respects of all of Systems’ representations and warranties in this Agreement as of the Closing Date and as of all times between the date hereof and the Closing Date, and (ii) that all agreements and covenants of Systems specified herein to be complied with prior to the Closing Date have been complied with.

(e)                                  A certificate of the Secretary of Systems dated the Closing Date, that the necessary corporate action by the Board of Directors of Systems and by shareholders of System has been taken to authorize the consummation by Systems of the transactions provided for herein.

(f)                                    Confirmation of the deposit of the Merger Consideration and Termination Consideration with the Escrow Holder for payment to the shareholders of Northwest upon surrender of their Certificates, and for payment to Harriman-Jones, as applicable.

6.4                                 Conditions to Obligations of the Northwest Parties.  The obligation of the Northwest Parties to consummate the transactions contemplated by this Agreement is conditioned upon satisfaction, or waiver by the Northwest Parties in writing, of all of the following on or before the Closing Date:

(a)                                  All of the Prospect Parties’ representations and warranties in this Agreement must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, except for such representations and warranties that address matters as of a specific date, which need only to have been true and accurate as of such date.

(b)                                 All of the agreements, covenants and obligations that the Prospect Parties are required to perform or to comply with pursuant to this Agreement at or prior to the Closing Date must have been duly performed and complied with in all material respects.

(c)                                  Each document or payment required to be delivered pursuant to Section 6.3 at or prior to the Closing Date hereof must have been delivered to the Northwest Parties.

(d)                                 Since the date of this Agreement, there must not have been commenced or threatened against the Prospect Parties, or any officer or director of the Prospect Parties, any proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby, or (ii) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated hereby.

(e)                                  The Merger shall have been approved by the shareholders of Sub in accordance with the California Code.

(f)                                    Sub shall have executed the Agreement of Merger and accompanying officer’s certificates required by the California Secretary of State to effectuate the Merger.

(g)                                 Any third party approvals or consents required to be obtained to effectuate the Merger or to otherwise effectuate the transactions contemplated hereby shall have been received.

ARTICLE 7

INDEMNIFICATION; REMEDIES

7.1                                 Survival; Right to Indemnification.  Except as provided in Section 7.3 hereof, all representations, warranties, covenants, and obligations in this Agreement, and any other certificate or document delivered pursuant to this Agreement will survive the Closing Date for a period of two years following the Closing Date (the “Indemnification Period”).

7.2                                 Indemnification of the Prospect Parties and Surviving Corporation.  Harriman-Jones acknowledges and agrees that, as a material inducement to the agreement of the Prospect Parties and the Northwest Parties (other than Harriman-Jones) to enter into this Agreement and to consummate the transactions contemplated by this Agreement, the Prospect Parties may look to Harriman-Jones (and Harriman-Jones only) for the indemnification set forth in this Article 7.  Harriman-Jones further agrees that Harriman-Jones would not be entitled to receive the Termination Consideration but for its agreement to assume this indemnification obligation, and that receipt of the Termination Consideration provides adequate consideration for assumption of this obligation.  Therefore, Harriman-Jones agrees that it shall indemnify, defend and hold harmless the Prospect Parties and the Surviving Corporation and their directors, officers, employees, agents and affiliates from and against any and all damage, loss, liability and expense (including without limitation reasonable expenses of investigation and reasonable attorneys’ fees and reasonable expenses in connection with any action, suit or proceeding) incurred or suffered by the Prospect Parties or the Surviving Corporation arising out of (i) any breach of the representations, warranties, covenants or agreements of any of the Northwest Parties set forth herein, (ii) any failure by any of the Northwest Parties to perform or comply with any covenant contained in this Agreement that is required to be performed or complied with by any of the Northwest Parties as set forth herein or (iii) any failure by the Northwest Parties to timely file fictitious name permits as required by California law for professional corporations (the “Prospect Indemnifiable Damages”). Notwithstanding the foregoing, except as provided in Section 7.3, Harriman-Jones shall not be obligated to indemnify the Prospect Parties or the Surviving Corporation for any Prospect Indemnifiable Damages that exceed the combined aggregate amount of the Merger Consideration and the Termination Consideration (the “Indemnification Cap”) and Harriman-Jones shall not be obligated to indemnify the Prospect Parties and the Surviving Corporation unless and until the aggregate Prospect Indemnifiable Damages of the Prospect Parties and/or the Surviving Corporation reach Ten Thousand Dollars ($10,000) (the “Indemnification Threshold”).  Once the aggregate Prospect Indemnifiable Damages reach $10,000, indemnification will be from the first dollar, without regard to the threshold amount stated in this Section.   The Prospect Parties and/or the Surviving Corporation may obtain indemnification for any Prospect Indemnifiable Damages to which this Section 7.2 relates only if the party seeking indemnification makes a claim for indemnification within the Indemnification Period defined in Section 7.1, as such Indemnification Period is modified by Section 7.3.

7.3                                 Exclusion of Prospect Indemnifiable Damages from Indemnification Period and Indemnification Cap. Notwithstanding anything in this Agreement to the contrary, neither the Indemnification Period nor the Indemnification Cap shall apply to limit Prospect Indemnifiable Damages in the event of a breach of any or all of the representations, warranties, covenants or agreements of the Northwest Parties set forth in Sections 2.1, 2.3, 2.6, 2.9, 2.10, 2.29, 4.10 and 5.2 or claims of the Prospect Parties based on the fraud of any of the Northwest Parties; provided, however, that the sole recourse by the Prospect Parties or the Surviving Corporation against any or all of the Shareholders individually for any joint or several liability for such Shareholder’s representations, warranties, covenants and agreements hereunder or those of  Northwest, Harriman-Jones or the other Shareholders, shall be limited to recourse against Harriman-Jones, and no personal funds of any individual Shareholder shall be available to satisfy claims of the Prospect Parties or the Surviving Corporation based on such joint and several liability.  Notwithstanding the foregoing limitations on the liability of Shareholders set forth above, such limitations shall in no way limit the liability of Harriman-Jones, as beneficial owner of the Shares, for its joint and several liability of the representations, warranties, covenants or other agreements of each and every Shareholder and of Northwest made hereunder.

7.4                                 Indemnification of the Northwest Parties.  The Prospect Parties, severally and jointly, agree to hold harmless, defend and indemnify the Northwest Parties from and against any and all damage, loss, liability and expense (including without limitation reasonable expenses of investigation and reasonable attorneys’ fees and reasonable expenses in connection with any action, suit or proceeding) incurred or suffered by the Northwest Parties and their respective directors, officers, employees, agents and affiliates arising out of (i) any breach of the representation, warranties, covenants or agreements of a Prospect Party set forth herein or (ii) any failure by a Prospect Party to perform or comply with any covenant contained in this Agreement that is required to be performed or complied with by a Prospect Party as set forth herein or (iii) any increased Taxes (including any taxes owing by the Northwest Parties as a result of their receipt of any indemnification amount pursuant to this Subsection (iii)) owing to federal or state governmental taxing authorities as a result of increasing the IBNR of Northwest prior to Closing by the Reserve Deficiency (the “Northwest Indemnifiable Damages”); provided, however that the Prospect Parties shall not be obligated to indemnify the Northwest Parties unless and until the aggregate Northwest Indemnifiable Damages of the Northwest Parties reach the Indemnification Threshold.  Once the aggregate Northwest Indemnifiable Damages reach $10,000, indemnification will be from the first dollar, without regard to the threshold amount stated in this Section.  Notwithstanding the foregoing, the Prospect Parties, collectively, shall not be obligated to indemnify the Northwest Parties for any Indemnifiable Damages that exceed the Indemnification Cap.  A Northwest Party may obtain indemnification for any Northwest Indemnifiable Damages to which this Section 7.4 relates only if such Northwest Party makes a claim for indemnification within the Indemnification Period defined in Section 7.1.

7.5                                 Indemnification Procedures.  A party seeking indemnification (the “Indemnitee”) shall use its best efforts to minimize any liabilities, damages, deficiencies, claims, judgments, assessments, costs and expenses in respect of which indemnity may be sought under this Agreement.  The Indemnitee shall give prompt written notice to the party from whom indemnification is sought (the “Indemnitor”) of the assertion of a claim for indemnification, but in no event longer than twenty (20) days after service of process in the event litigation is commenced against the Indemnitee by a third party.  No such notice of assertion of a claim shall satisfy the requirements of this Section 7.5 unless it describes in reasonable detail and in good faith the facts and circumstances, to the extent known by Indemnitee, upon which the asserted claim for indemnification is based.  If any action or proceeding shall be brought in connection with any liability or claim to be indemnified hereunder, the Indemnitee shall provide the Indemnitor twenty (20) calendar days to decide whether to defend such liability or claim.  During such period, the Indemnitee shall take all necessary steps to protect the interests of itself and the Indemnitor, including the filing of any necessary responsive pleadings, the seeking of emergency relief or other action necessary to maintain the status quo, subject to reimbursement from the Indemnitor of its expenses in doing so.  The Indemnitor shall (with, if necessary, reservation of rights) defend such action or proceeding at its expense, using counsel selected by the insurance company insuring against any such claim and undertaking to defend such claim, or by other counsel selected by it and approved by the Indemnitee, which approval shall not be unreasonably withheld or delayed.  The Indemnitor shall keep the Indemnitee fully apprised at all times of the status of the defense and shall consult with the Indemnitee prior to the settlement of any indemnified matter.  The Indemnitee agrees to use reasonable efforts to cooperate with the Indemnitor in connection with its defense of indemnifiable claims.  In the event the Indemnitee has a claim or claims against any third party arising out of or connected with the indemnified matter, then upon receipt of indemnification, the Indemnitee shall fully assign to the Indemnitor the entire claim or claims to the extent of the indemnification actually paid by the Indemnitor and the Indemnitor shall thereupon be subrogated with respect to such claim or claims of the Indemnitee.

ARTICLE 8

SHAREHOLDER REPRESENTATIVE

8.1                                 Appointment of Shareholder Representative.  Commencing with the execution of this Agreement Pratibha Patel, M.D. is appointed the agent for each of the Shareholders for purposes of acting for and binding the Shareholders for all purposes of this Agreement and any agreement, certificate, instrument or other document executed pursuant hereto or in connection herewith including, without limitation: (a) amending, restating, supplementing, terminating or otherwise modifying this Agreement or any agreement, certificate, instrument or other document executed pursuant hereto or in connection herewith; (b) settling any controversies or disagreements between the Prospect Parties and the Northwest Parties hereunder or under any agreement, certificate, instrument or other document executed pursuant hereto or in connection herewith; (c) receiving or giving any notices to or from the Shareholders of Northwest  hereunder and under any agreement, certificate, instrument or other document executed pursuant hereto or in connection herewith; and (d) communicating with any of the Shareholders as to any matters relating to this Agreement and any agreement, certificate, instrument or other document executed pursuant hereto or in connection herewith.

8.2                                 Change of Shareholder Representative.  The person serving as Shareholder Representative may be changed by the shareholders of Northwest upon not less than thirty (30) days prior written notice to Prospect; provided that the Shareholder Representative may not be removed unless Harriman-Jones approves such change and shareholders holding a majority interest in Northwest agree to such removal and to the identity of the substituted agent.  The Shareholder Representative may resign upon not less than thirty (30) days prior written notice to Prospect and to all shareholders of Northwest.  Any vacancy in the position of Shareholder Representative may be filled by shareholders holding a majority in interest in Northwest.

8.3                                 No Bond Required.  No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall not receive compensation for his or her services.

8.4                                 Notices to and Actions by Shareholder Representative.  Notices or communications to or from the Shareholder Representative shall constitute notice to or from each of the Shareholders.  A decision, act, consent or instruction of the Shareholder Representative shall constitute a decision of all the Shareholders and shall be final, binding and conclusive upon each of such Shareholders and the Prospect Parties may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of each and every such Shareholder.

8.5                                 Reliance on Shareholder Representative; No Liability.  The Prospect Parties are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative. The Shareholder Representative shall not be liable to the other shareholders of Northwest for any act done or omitted hereunder as Shareholder Representative while acting in good faith and in the exercise of reasonable judgment.

ARTICLE 9

TERMINATION AND LIQUIDATED DAMAGES

9.1                                 Termination Events.  The Agreement may, by notice given prior to or at the Closing, be terminated as follows:

(a)                                  Upon the mutual written consent of the Prospect Parties and the Northwest Parties, this Agreement may be terminated on such terms and conditions as agreed; or

(b)                                 By written notice of the Prospect Parties to the Northwest Parties if any Northwest Party breaches in any material respect any of its representations or warranties or defaults in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such breach or default shall not be cured within 30 days of the date of notice of breach or default served by the Prospect Parties; or

(c)                                  By written notice of the Northwest Parties to the Prospect Parties, if any Prospect Party breaches in any material respect any of its representations or warranties or defaults in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such breach or default shall not be cured within 30 days of the date of notice of breach or default served by the Northwest Parties; or

(d)                                 By written notice of the Prospect Parties to the Northwest Parties, or by the Northwest Parties to the Prospect Parties if any court of competent jurisdiction shall have issued any order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the contemplated transactions; or

(e)                                  By written notice of the Prospect Parties to the Northwest Parties if any court, legislative body or governmental or regulatory authority has taken, or is reasonably expected to take, any action that would make the consummation of the transactions contemplated hereby inadvisable or undesirable as determined by the Prospect Parties in their sole discretion; or

(f)                                    By written notice of the Prospect Parties to the Northwest Parties if it shall become apparent in the judgment of the Prospect Parties reasonably exercised that any condition to the obligation of the Prospect Parties to close, to which Northwest is obligated to perform as set forth in Section 6 will in fact not be satisfied prior to the Closing Date (following prior  notification of such judgment by the Prospect Parties and a 30 day cure period in favor of the Northwest Parties and the failure thereafter to provide reasonable assurance to the Prospect Parties that such condition will in fact be satisfied prior to the Closing Date).

Notwithstanding the foregoing, no party hereto may effect a termination hereof at such time such party is in material default or breach of this Agreement.

9.2                                 Effect of Termination.  Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right to termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement and cannot be rectified during any cure period, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

9.3                                 Liquidated Damages.  Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated by the Prospect Parties pursuant to Section 9.1(b) hereof (the “Northwest Induced Termination”) or by the Northwest Parties pursuant to Section 9.1(c) hereof (the “Prospect Induced Termination”), the parties agree and acknowledge that, in the case of a Northwest Induced Termination, that the Prospect Parties will suffer damages that are not practicable to ascertain and, in the case of a Prospect Induced Termination, that the Northwest Parties will suffer damages that are not practicable to ascertain.  Accordingly, in the event this Agreement is terminated pursuant to Section 9.1(b) hereof, the Prospect Parties shall be entitled to, and the Northwest Parties shall be jointly and severally obligated to pay to the Prospect Parties, the sum of Fifty Thousand Dollars ($50,000) as liquidated damages.  Accordingly, in the event this Agreement is terminated pursuant to Section 9.1(c) hereof, the Northwest Parties shall be entitled to, and the Prospect Parties shall be jointly and severally obligated to pay to the Northwest Parties, the sum of Fifty Thousand Dollars ($50,000) as liquidated damages.  The Prospect Parties and the Northwest Parties agree that the foregoing liquidated damages are reasonable considering all the circumstances existing as of the date hereof and constitute the parties good faith estimate of the actual damages reasonably expected to result from the termination of this Agreement pursuant to Section 9.1(b) or 9.1(c).  Receipt of the liquidated damages described in this Section 9.3 shall be the sole and exclusive remedy of the  Prospect Parties or the Northwest Parties, as applicable, if the Closing does not occur due to a termination pursuant to Section 9.1(b) or 9.1(c).

ARTICLE 10

MISCELLANEOUS

10.1                           Entire Agreement.  This Agreement, together with all exhibits and schedules hereto, and all documents referred to herein, constitutes the entire agreement between the parties with respect to the subject matter hereof, supersedes all other and prior agreements on the same subject, whether written or oral, and contains all of the covenants and agreements between the parties with respect to the subject matter hereof.  Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements orally or otherwise, have been made by the party(ies), or by anyone acting on behalf of any party, that are not identified herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding.

10.2                           Arbitration.  In the event of a dispute under this Agreement which is not resolved after good faith negotiation, either the Prospect Parties and/or the Surviving Corporation on the one hand or the Shareholder Representative or Harriman-Jones on the other hand may demand arbitration of the matter and the matter shall be settled by arbitration conducted by a single neutral arbitrator.  Any such arbitration shall be held in Los Angeles County, California under the rules then in effect of the American Arbitration Association. The decision shall be written and shall be supported by, as agreed by the parties, either a reasoned award or findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator.  The prevailing party to an arbitration shall be entitled to recovery from the non-prevailing party of its expenses, the fees of the arbitrator, the administrative costs of the arbitration, and the expenses, including, without limitation, reasonable attorneys’ fees and costs, reasonably incurred by it in connection with the arbitration.  Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.  Notwithstanding the foregoing, the parties shall have the rights to discovery in accordance with California Code of Civil Procedure Section 1283.05.

10.3                           Successors and Assigns.  This Agreement and all documents and agreements referred to herein shall be binding upon and shall inure to the benefit of the parties and their respective heirs (as applicable), legal representatives, and permitted successors and assigns.  No party may assign this Agreement or the rights, interests or obligations hereunder; provided, however, that to the extent permitted by applicable law, the Prospect Parties may assign any or all of their rights and interests hereunder to one or more of their affiliates or an affiliate of Jacob Y. Terner, M.D., the sole shareholder of Prospect.  Any assignment or delegation in contravention of this Section shall be null and void.

10.4                           No Waiver.  No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or be construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

10.5                           Counterparts.  This Agreement, and any amendments hereto, may be executed in counterparts, each of which shall constitute an original document, but which together shall constitute one and the same instrument.

10.6                           Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.7                           Notices.  Any notices required or permitted to be given hereunder by any party to the other shall be in writing and shall be deemed delivered upon personal delivery; twenty-four (24) hours following deposit with a courier for overnight delivery; or five (5) business days following deposit in the U.S. Mail, registered or certified mail, postage prepaid, return- receipt requested, addressed to the parties at the following addresses or to such other addresses as the parties may specify in writing:

If to Northwest:

Pre-Closing:	Northwest Orange County Medical Group, Inc.
2600 Redondo Avenue
Long Beach, CA 90806
Attn: Pratibha Patel, M.D., J.D., President and Chairman

Post-Closing:	Pratibha Patel, M.D., J.D.
2600 Redondo Avenue
Long Beach, CA 90806

With a copy to:	Robert Sbardellati, Esq.
Sheppard, Mullin, Richter and Hampton
501 W. Broadway, Suite 1900
San Diego, CA 92101

If to Harriman-Jones:	Harriman-Jones Medical Group, Inc.
2600 Redondo Avenue
Long Beach, CA 90806
Attn: James Agronick, Chief Executive Officer

With a copy to:	Robert Sbardellati, Esq.
Sheppard, Mullin, Richter and Hampton
501 W. Broadway, Suite 1900
San Diego, CA 92101

If to Prospect:	Prospect Medical Group, Inc.
6083 Bristol Parkway, Suite 100
Culver City, CA 90230
Attn: Jacob Y. Terner, M.D., Chief Executive Officer

With a copy to:	Miller & Holguin
1801 Century Park East, 7th Floor
Los Angeles, CA 90067
Attn: Dale S. Miller, Esq.

If to Sub:	Prospect NWOC Medical Group, Inc.
6083 Bristol Parkway, Suite 100
Culver City, CA 90230
Attn: Jacob Y. Terner, M.D., Chief Executive Officer

With a copy to:	Miller & Holguin
1801 Century Park East, 7th Floor
Los Angeles, CA 90067
Attn: Dale S. Miller, Esq.

If to Systems:	Prospect Medical Systems, Inc.
6083 Bristol Parkway, Suite 100
Culver City, CA 90230
Attn: Jacob Y. Terner, M.D., Chief Executive Officer

With a copy to:	Miller & Holguin
1801 Century Park East, 7th Floor
Los Angeles, CA 90067
Attn: Dale S. Miller, Esq.

10.8                           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

10.9                           Amendment.  This Agreement may be amended at any time by agreement of the parties, provided that any amendment shall be in writing and executed by all parties.

10.10                     Severability.  If any provisions of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions will nevertheless continue in full force and effect, unless such invalidity or unenforceability would defeat an essential business purpose of this Agreement.

10.11                     Fees and Expenses.  Except as otherwise explicitly set forth herein, each party shall bear its own expenses including, without limitation, attorneys’ and accountants’ fees in connection with the preparation of this Agreement and the transactions contemplated hereby.

10.12                     Exhibits and Schedules.  All exhibits and schedules attached to this Agreement are incorporated herein by this reference and all references herein to “Agreement” shall mean this Agreement together with all such exhibits and schedules to be delivered at the execution of this Agreement or upon the Closing Date.

10.13                     Time of Essence.  Time is expressly made of the essence of this Agreement and each and every provision hereof of which time of performance is a factor.

10.14                     Attorneys’ Fees.  Should any party institute any action or procedure to enforce this Agreement or any provision hereof, or for damages by a declaration of rights hereunder including without limitation arbitration, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including without limitation reasonable attorneys’ fees, incurred by the prevailing party in connection with such action or proceeding.

10.15                     Further Assurances.  The parties shall take such actions and execute and deliver such further documentation as may reasonably be required in order to give effect to the transaction contemplated by this Agreement and the intentions of the parties hereto.

10.16                     References to Dollars.  All references to “dollars” and “$” shall mean United States dollars.

10.17                     Construction.  Whenever in this Agreement the context so requires, references to the masculine shall be deemed to include the feminine and the neuter, reference to the neuter shall be deemed to include the masculine and feminine, references to the plural shall be deemed to include the singular and the singular to include the plural and references to the words “and” and “or” shall be deemed to include the inclusive usage “and/or.”

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

“Prospect”

PROSPECT MEDICAL GROUP, INC.

By:	/s/ Jacob Y. Terner
Jacob Y. Terner
Chief Executive Officer

“Sub”

PROSPECT NWOC MEDICAL GROUP, INC.

By:	/s/ Jacob Y. Terner
Jacob Y. Terner
Chief Executive Officer

“Systems”

PROSPECT MEDICAL SYSTEMS, INC.

By:	/s/ Jacob Y. Terner
Jacob Y. Terner
Chief Executive Officer

“Northwest”

NORTHWEST ORANGE COUNTY MEDICAL GROUP, INC.

By:	/s/ Pratibha Patel, M.D., J.D.
Pratibha Patel, M.D., J.D.,
President and Chairman

“Harriman-Jones”

HARRIMAN-JONES MEDICAL GROUP, INC.

By:	/s/ James P. Agronick
James P. Agronick
Chief Executive Officer

“Shareholders”

/s/ Bharat Patel, M.D.
Bharat Patel, M.D.

/s/ Pratibha Patel, M.D.
Pratibha Patel, M.D.

/s/ Glen Fukumura, M.D.
Glen Fukumura, M.D.

/s/ Tesfaye Leka, M.D.
Tesfaye Leka, M.D.

/s/ Tom MacKenzie, M.D.
Tom MacKenzie, M.D.